CANISCO RESOURCES, INC.

SCHEDULE II Valuation and Qualifying Accounts

March 31, 1997 and 1996 and September 30, 1995 and 1994

	                              Additions
	                  Balance at  Charged to                          Balance
	                  beginning   operating                           at end of
	                  of period   expense       Other      Deductions	period
Description

Allowance for
doubtful accounts
deducted from
accounts
receivable in
the consolidated
balance sheets:
March 31, 1997       $760,965   265,360       --         827,275    199,050
March 31, 1996        585,941	  233,121	      --          58,097    760,965
September 30, 1995    784,330	  572,096       --         770,485(1) 585,941
September 30, 1994	   107,606 1,359,415    276,434(2)    959,125(1) 784,330

Inventory reserves
deducted from
inventories in the
consolidated balance
sheets:

March 31, 1997       $800,000        --         --       750,000(3)  50,000
March 31, 1996        800,000        --         --           --     800,000
September 30, 1995	   300,000    500,000        --           --     800,000
September 30, 1994    150,000    100,000      50,000(2)      --     300,000


(1)	Write-off of uncollectible accounts.

(2)	Increase from acquisition of subsidiaries.

(3)	Decrease from disposition of subsidiary.


	Exhibit 99.3







